Exhibit 99.1(a)

Revolutionary Concepts Announces its Board of Directors Approves Stock Buyback of 140 Million Shares of its Common Stock

Charlotte, North Carolina, October 13, 2014 – Revolutionary Concepts Inc., (OTCPINK: REVO), a publicly traded company that develops mobile video software and remote security communication systems, announced its Board of Directors has approved the repurchase of up to 20% of its outstanding shares of common stock. Notification of the stock repurchase was filed with the SEC on a Form 8-K Report on October 13, 2014.

REVO reported a total of 701,534,828 outstanding shares of common stock in its most Form 10-Q Report. The Board of Directors has approved the repurchase of up to 140,306,965 shares or 20% of the total outstanding shares. After the planned repurchase of the shares of common stock, the Company plans to subsequently cancel all of the shares and return them to the Corporations treasury.

The main purpose of the “Share Repurchase Plan” is the return of capital to the shareholders while simultaneously improving the capital structure. The class of securities that the Corporation is authorized to purchase under this plan are the Corporation’s common shares of voting stock. REVO believes these initiatives reflect its confidence in its long-term growth and its future financial performance.

REVO’s Senior Vice President, Solomon Ali states, “This is a monumental step in the history of REVO. The approval by the Board of Directors reflects our strong confidence in the future prospects of REVO. We believe this is a major capital investment in our Company, and sends a strong message to our shareholders and the investment community of the growth potential of REVO. We believe our stock is undervalued and we intend to buy back shares of our common stock that presently trade at a very low market price.”

The Company may buy shares on the open market or in privately negotiated purchases. The timing and amount of any shares repurchased will be determined based on the Company's evaluation of market conditions, stock price, corporate and regulatory requirements, economic conditions and other factors. Repurchases will be made in compliance with all SEC rules and other legal requirements and may be made in part under a Rule 10b5-1 plan, which permits stock repurchases when the Company might otherwise be precluded from doing so. Any open market purchases will be conducted in accordance with the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements.

About Revolutionary Concepts Inc.

REVO’s primary business is the design and development of the “EyeTalk” Communicator technology, a mobile video, remote smart camera security technology. The system is designed to provide nationwide protection and monitoring of homes and businesses against multiple threats including robbery, fire, theft, burglary and other intrusions through mobile phones, wireless video and remote smart camera security technology. REVO holds patented and patent pending applications that utilize the technology in medical/healthcare, sporting events, child monitoring and several other key areas. For more information visit www.revolutionaryconceptsinc.com.

For inquiries contact: Media Relations: Solomon Ali at 980-225-5376

Safe Harbor Statement - There are matters discussed in this media information that are forward looking statements within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. Such statements are only forecasts and actual events or results may differ materially from those discussed. For a discussion of important factors which could cause actual results to differ from the forward looking statements, refer to Revolutionary Concepts Inc.’s most recent annual report and accounts and other SEC filings. The company undertakes no obligation to update publicly, or revise, forward looking statements, whether as a result of new information, future events or otherwise, except to the extent legally required.